EXHIBIT 10.2

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2018, by and between GERMAN AMERICAN BANCORP, INC., an Indiana corporation (“German American”), and CASTLE CREEK CAPITAL PARTNERS V, L.P. (the “Shareholder”).  All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the “Merger Agreement” (as defined below).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”), by and among German American, First Security, Inc., a Kentucky corporation (the “Company”), and their respective banking subsidiaries, the Company will merge (the “Merger”) into German American, with German American continuing as the surviving corporation and (i) all of the outstanding voting common stock, without par value, of the Company (“Common Stock”), and (ii) all of the outstanding non-voting capital stock, without par value, of the Company (“Non-Voting Common Stock”), being exchanged for common stock, without par value, of German American and a cash payment;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of the number of shares of Common Stock and Non-Voting Common Stock set forth on Exhibit A attached hereto (collectively, the “Owned Shares”);

WHEREAS, as a material inducement for German American to enter into the Merger Agreement with the Company and thereby provide the benefits of the Merger to the Shareholder, the Shareholder is willing (among other terms and conditions set forth in this Agreement) to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of the Owned Shares until the Owned Shares are voted with respect to the Merger, and (ii) vote or cause to be voted the Owned Shares as set forth herein.

Agreement

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the Shareholder agrees with German American as follows:

1.                                      Transfer and Encumbrance.  The Shareholder agrees that it will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge (excluding any pledges already in effect to commercial lenders that secure the repayment of money borrowed), exchange, or otherwise dispose of or encumber the Owned Shares (except as may be specifically required by court order, in which case the Shareholder shall give German American prior written notice and any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the “Expiration Date” (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Shareholder’s obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Owned Shares, in each case, in a manner that conflicts or may conflict with the Shareholder’s obligations hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) February 1, 2019, (ii) the date which is the day following the shareholder meeting at which the Merger is approved by the Company’s shareholders, (iii) the date the Merger Agreement is terminated in accordance with Article VII of the Merger Agreement, (iv) the date that the Merger Agreement is amended or any provision waived in a manner materially adverse to the Shareholder (including without limitation a reduction in the merger consideration or a change in the type of merger consideration), or (v) the date the Board decides not to recommend or withdraws its recommendation of the Merger without a breach of Sections 4.01(d), 4.01(e) or 4.03(a), or Section 7.08 of the Merger Agreement.

2.                                      Voting and Consent with Respect to Merger.

2.1                               Agreement to Vote.  Prior to the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Shareholder agrees to vote (or cause to be voted) the Owned Shares: (i) in favor of approval of the Merger, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Merger; (ii) in favor of any alternative structure as may be agreed upon by German American and the Company to effect the Merger; provided that such alternative structure is on terms in the aggregate no less favorable to the Shareholder from a financial point of view than the terms of the Merger set forth in the Merger Agreement (including, without limitation, with respect to the consideration to be received by the Shareholder); and (iii) against the consummation of any proposal looking toward the acquisition of control of the Company by any party not affiliated with German American, or any action, proposal, agreement or transaction (other than the Merger, the Merger Agreement or the transactions contemplated thereby) that in any such case would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement.

2.2                               Consent to Merger. To the extent that the Merger, the Merger Agreement or any other transactions contemplated thereby will have the effect of changing any preference or any relative or other right provided to the Shareholder in respect of its Non-Voting Common Stock, the Shareholder hereby approves and consents to the Company entering into the Merger Agreement, and engaging in the transactions and taking the actions contemplated thereby, all of which shall be ratified and confirmed by the Shareholder as part of any vote, or action or approval by written consent, of the shareholders of the Company with respect to the matters set forth in clauses (i) and (ii) of Section 2.1.

2.3                               Binding as to Specific Matters.  This Agreement is intended to bind the Shareholder as a shareholder of the Company only with respect to the specific matters set forth herein.  Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Shareholder from voting in its sole discretion on any matter other than those matters referred to in this Agreement.

3.                                      No Opposition.  Prior to the Expiration Date, the Shareholder agrees not to take, or cause to be taken, any action in the Shareholder’s capacity as a holder of securities of the Company that would, or would be reasonably likely to, have the purpose or effect of preventing the consummation of the Merger and the transactions contemplated by the Merger Agreement.  Prior to the Expiration Date, the Shareholder agrees to use its commercially reasonable efforts to take, or cause to be taken in its capacity as a holder of securities of the Company, all actions necessary to effect the Merger and the transactions contemplated by the Merger Agreement.

4.                                      New Securities.  The Shareholder hereby agrees that any shares of the capital stock or other securities of the Company that the Shareholder purchases or with respect to which the Shareholder otherwise acquires a right to acquire or other beneficial ownership (as such concept of beneficial ownership is interpreted for purposes of the beneficial ownership disclosure provisions of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission adopted thereunder), after the date of this Agreement and prior to the Expiration Date (the “New Securities”), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any New Securities, shall become subject to the terms and conditions of this Agreement to the same extent as if they constituted Owned Shares.

5.                                      Ownership of German American Shares.

5.1                               Current Holdings.  The Shareholder hereby represents and warrants to German American that, on the date hereof, neither the Shareholder, individually or in concert with others acting as a 13D Group (as defined below), nor any of its principals, directors, members, general partners, managers, officers and controlled affiliates, are record or beneficial owners of any capital stock of German American or of any options or other rights, agreements or arrangements of any character that permit the Shareholder to acquire any capital stock of German American, except, in each case, as set forth on Exhibit A.  A “13D Group” shall mean any group of persons or entities that is affiliated and acting in concert or that holds or is formed for the purpose of holding, voting, or disposing any voting securities of German American which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D if such group were to beneficially own voting securities representing more than five percent (5%) of any voting securities then outstanding.  The Shareholder is not the legal or beneficial owner of any options, warrants, convertible securities (other than the Non-Voting Common Stock set forth on Exhibit A) or other rights, agreements, arrangements or commitments of any character that permit the Shareholder to acquire any capital stock of the Company.

5.2                               Limitation on Acquisition.  The Shareholder agrees that until this Agreement terminates under Section 10.1, the Shareholder, individually or in concert with others acting as a 13D Group, will not, and will cause each of its principals, directors, members, general partners, managers, officers and controlled affiliates, not to, in any way, without the prior written consent of German American, acquire, agree to acquire (whether by purchase, tender or exchange offer, through acquisition of control of another person or entity, by joining a 13D Group, through the use of a derivative instrument or voting agreement) or otherwise knowingly facilitate the acquisition of, any beneficial ownership of any capital stock of German American that would result in the Shareholder and its controlled affiliates beneficially owning in excess of 9.9% of the total outstanding shares of common stock of German American immediately following the Effective Time (giving effect to the Merger and the transactions contemplated by the Merger Agreement, including the issuance of shares of German American common stock in the Merger).

6.                                      Venture Capital Operating Company. From the Effective Time until the date that the Shareholder and its Affiliates cease to beneficially own shares of common stock of German American in an amount at least equal to [two] percent ([2]%)] of the total outstanding shares of German American, German American will ensure that upon reasonable notice, German American and its subsidiaries will afford to the Shareholder and its representatives (including officers and employees of the Shareholder, and counsel, accountants and other professionals retained by the Shareholder) (i) such access during normal business hours to its books, records (excluding confidential bank supervisory communications, customer financial records, or other records or reports that are exempt from disclosure in accordance with applicable law or regulation), properties and personnel and to such other information as the Shareholder may reasonably request and (ii) reasonable opportunities to routinely consult with and advise the management of the German American and its subsidiaries, on matters relating to its or their operations.  German American agrees to consider, in good faith, the recommendations of the Shareholder or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by German American.  At the request of the Shareholder, German American will enter into a letter agreement with the Shareholder substantially in the form attached hereto as Exhibit B.

7.                                      Certain Existing Rights Terminated. Pursuant to (i) the Securities Purchase Agreement, dated as of March 25, 2014, by and among the Company, the Shareholder and the other purchasers signatory thereto, (ii) the Venture Capital Operating Company Letter Agreement, dated March 31, 2014, by and between the Company and the Shareholder, and (iii) the Registration Rights Agreement, dated as of March 31, 2014, by and among the Company, the Shareholder, and the other purchasers signatory thereto (collectively, the “Shareholder Agreements”), the Shareholder was granted by the Company certain governance, pre-emption and registration rights relating to the Owned Shares.  Except for the specific rights and obligations contemplated by this Agreement, each of the Shareholder Agreements and all rights and obligations granted or assumed thereunder, or under any related agreement, shall terminate at the Effective Time.

8.                                      Representations and Warranties.

8.1                               Shareholder Representations and Warranties. The Shareholder hereby represents and warrants to German American as follows:

(a)                                 Ownership.  On the date hereof, the Owned Shares set forth on Exhibit A hereto are owned of record or beneficially by the Shareholder in the manner reflected thereon, include all of the shares of Common Stock and Non-Voting Common Stock owned of record or beneficially by the Shareholder and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Exhibit A hereto, which encumbrances or other items do not affect in any respect the ability of the Shareholder to perform Shareholder’s obligations hereunder. The Shareholder is not the legal or beneficial owner of any options, warrants, convertible securities (other than the Non-Voting Common Stock set forth on Exhibit A) or other rights, agreements, arrangements or commitments of any character that permit the Shareholder to acquire any capital stock of the Company.  As of the date hereof, the Shareholder has, and at any shareholder meeting (or on the date of any action or approval by written consent of the shareholders) of the Company held in connection with the Merger Agreement and the transactions contemplated thereby, the Shareholder will have (except as otherwise permitted by this Agreement), sole voting power and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Exhibit A.

(b)                                 Authorization; Binding Agreement.  The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to all of the Owned Shares with no restrictions on its voting rights or rights of disposition pertaining thereto, except as specified on Exhibit A. The Shareholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by German American, this Agreement is a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(c)                                  No Consent or Violation.  The execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require the Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Shareholder or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Shareholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound, or (iv) violate any other agreement to which the Shareholder or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d)                                 Reliance.  The Shareholder understands and acknowledges that each of German American and the Company is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

8.2                               German American Representations and Warranties. German American hereby represents and warrants to the Shareholder as follows:

(a)                                 Authorization.  German American has full legal right and capacity to execute and deliver this Agreement, to perform German American’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by German American and the execution, delivery and performance of this Agreement by German American and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of German American and no other actions or proceedings on the part of German American are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b)                                 Binding Effect.  Assuming due execution and delivery of this Agreement by the Shareholder, this Agreement constitutes the valid and binding agreement of German American, enforceable against German American in accordance with its terms.

9.                                      Further Assurances.  Prior to the Expiration Date, the Shareholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of German American, to carry out the purpose and intent of this Agreement and to consummate the Merger, the Merger Agreement and the transactions contemplated thereby, including making certain so-called “passivity commitments” to the Board of Governors of the Federal Reserve System (the “FRB”) or to any other federal or state banking regulator, if required.

10.                               Termination.

10.1                        Termination of Agreement.  This Agreement shall terminate and shall have no further force or effect upon the Expiration Date.

10.2                        Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any willful breach of this Agreement occurring prior to such termination.

11.                               Miscellaneous.

11.1                        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction (or deemed formally or informally by a governmental agency) to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  In the event that a governmental agency (including but not limited to the FRB) expresses to German American any concern that this Agreement may be violative of law applicable to German American or the Shareholder, then German American shall so notify the Shareholder of such concern, and German American and the Shareholder shall cooperate with each other toward amending this Agreement in order to resolve such governmental agency’s concern(s).

11.2                        Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that German American may freely assign its rights to a direct or indirect wholly-owned subsidiary of German American without such prior written approval but no such assignment shall relieve German American of any of its obligations hereunder. Any purported assignment without such consent shall be void.  No provision of this Agreement shall be for the benefit of any third party, except that the Company is an intended third-party beneficiary of the Shareholder’s agreements pursuant to this Agreement.

11.3                        Amendment and Modification.  This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

11.4                        Specific Performance; Injunctive Relief.  The parties hereto acknowledge that German American may be irreparably harmed and that there may be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to German American upon such violation, German American shall have the right to seek to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to German American at law or in equity.

11.5                        Notices.  All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand, national or international overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand, or by telecopy or electronic message (if receipt of such telecopy or electronic message at or about the time of telecopy or electronic message is confirmed by the recipient of the telecopy or electronic message), one (1) business day after dispatch by overnight courier, and three (3) business days after dispatch by mail), as follows:

If to German American, to:

Mr. Mark A. Schroeder

Chairman and Chief Executive Officer

German American Bancorp, Inc.

711 Main Street

Jasper, Indiana  47546

Telecopy No.:  (812) 482-0745

with a copy to:

Jeremy E. Hill, Esq.

Bingham Greenebaum Doll LLP

10 W. Market Street

2700 Market Tower

Indianapolis, Indiana 46204

Telecopy No.:  (317) 236-9907

If to the Shareholder, to:

The address set forth beneath the Shareholder’s signature below.

11.6                        Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

11.7                        Entire Agreement. This Agreement contains the entire understanding of German American and the Shareholder in respect of the subject matter hereof, and, except for any confidentiality agreements between German American and the Company binding upon the Shareholder, supersedes all prior negotiations and understandings between the parties with respect to such subject matters

11.8                        Counterparts.  This Agreement may be executed (and delivered, in original form or by electronic mail or by facsimile transmission) in several counterparts, each of which shall be an original, but all of which together shall (when executed and delivered between or among two or more signatories) constitute one and the same agreement.

11.9                        Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.10                 No Limitation on Actions as Director or Officer.  Notwithstanding anything to the contrary in this Agreement, in the event a representative of the Shareholder is an officer or director of the Company, nothing in this Agreement is intended or shall be construed to require such representative, in such individual’s capacity as an officer or director of the Company, to act or fail to act in accordance with such individual’s fiduciary duties in such capacity.

11.11                 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

11.12                 Disclosure.  The Shareholder hereby authorizes German American and the Company to disclose the identity of the Shareholder and the nature and amounts of its commitments, arrangements and understandings under this Agreement (and to file publicly a copy of this Agreement in that connection) in any reports or other filings or communications that either German American or the Company may be required to file under any applicable law (without seeking confidential treatment of such disclosure), including without limitation the laws popularly known as Bank Holding Company Act of 1956, the Bank Merger Act, the Securities Exchange Act of 1934, and the Securities Act of 1933 (each as amended), and including, without limitation, any report filed with the Securities and Exchange Commission on Form 8-K or any Schedule 13D or Schedule 13G, any Registration Statement filed by German American under the Securities Act of 1933, and any applications or notices seeking or concerning regulatory review and/or approval of the Merger and/or this Agreement that may be filed with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Indiana Department of Financial Institutions and the Kentucky Department of Financial Institutions.

11.13                 Attorney Fees.  Except as otherwise provided herein, each party shall pay hereto shall pay its own costs, expenses and attorney’s fees in connection with the review and execution of this Agreement, any future negotiation or consultation in connection with this

Agreement, and/or in the event of any judicial proceeding arising out of or related to this Agreement or which requires the interpretation or construction of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

GERMAN AMERICAN BANCORP, INC.

By:	/s/ Mark A. Schroeder
Mark A. Schroeder,
Chairman and Chief Executive Officer

[German American Signature Page to Voting and Support Agreement]

CASTLE CREEK CAPITAL PARTNERS V, L.P.

By:	/s/ J. Mikesell Thomas
Name:	J. Mikesell Thomas
Title:	Principal

Address:
6051 El Tordo
P.O. Box 1329
Rancho Santa Fe, CA 92067
	E-mail:	mthomas@castlecreek.com

[Shareholder Signature Page to Voting and Support Agreement]

Exhibit A

Share Ownership

Listing of Shares of Capital Stock of First Security, Inc. (i.e., the “Owned Shares”)

169,597                           shares of common stock, without par value; and

571,147                           shares of non-voting capital stock, without par value.

Record and Beneficial Owner: Castle Creek Capital Partners V, L.P.

Listing of Shares of Capital Stock of German American Bancorp, Inc.

None.

Exhibit B

Form of Venture Capital Operating Company Letter Agreement

GERMAN AMERICAN BANCORP, INC.

711 Main Street

Jasper, Indiana 47546

[Date]

Castle Creek Capital Partners V, L.P.

6051 El Tordo
Rancho Santa Fe, CA 92091

Dear Sir/Madam:

Reference is made to that certain Voting and Support Agreement (the “Agreement”), dated as of May 22, 2018, by and between German American Bancorp, Inc., an Indiana corporation (the “Corporation”), and Castle Creek Capital Partners V, L.P. (the “VCOC Investor”).  Capitalized terms used herein without definition shall have the respective meanings in the Agreement.

For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that for so long as the VCOC Investor, directly or through one or more affiliates, continues to own and hold shares of the Corporation’s common stock, no par value per share (or other securities of the Corporation into which such shares of common stock may be converted or for which such shares of Stock may be exchanged), in an amount equal to at least [two] percent ([2]%)] of the total outstanding shares of the Corporation, without limitation or prejudice of any rights provided to the VCOC Investor under any other agreement with the Corporation, the Corporation shall:

(a)                                 Provide the VCOC Investor or an individual designated by the VCOC Investor and reasonably acceptable to the Corporation with:

(i)                                     the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries, at such times as the VCOC Investor shall reasonably request, upon three (3) business days’ notice but not more frequently than once per calendar quarter; provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R Part 309, or reports of examination of any national or state chartered insured bank, which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;

(ii)                                  consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year, as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred twenty (120) days after the end of such fiscal year and together with an auditor’s report thereon of a firm of established national reputation; and

(iii)                               to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or otherwise, actually prepared by the Corporation or subsidiary, as soon as available;

provided that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this paragraph (a) available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

(b)                                 Make appropriate officers and directors of the Corporation and its subsidiaries available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries; and

(c)                                  If the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date hereof to preserve the qualification of the VCOC Investor’s investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), the Corporation agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.

The VCOC Investor is aware that, in exercising its rights hereunder, it may receive material non-public information about the Corporation, and the VCOC Investor agrees that it is aware of and shall comply with the federal and state securities laws that restrict any person who has material, non-public information about a company from purchasing or selling securities of the company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.

B - 2

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.

This letter agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Indiana and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

GERMAN AMERICAN BANCORP, INC.

By:
Mark A. Schroeder
Chairman and Chief Executive Officer

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPTAL PARTNERS V, L.P.

By:
Name:
Title:

B - 3